Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 8, 2021, by and among Interamerican Medical Center Group, LLC, a Florida limited liability company (the “Buyer”), Mohsin Jaffer (the “Seller”), Senior Medical Associates, LLC, a Florida limited liability company (“SMA”), and Stallion Medical Management, LLC, a Florida limited liability company (“SMM” and together with SMA, the “Company”). The Buyer, Seller, and the Company are each referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined have the meanings set forth in Exhibit A attached hereto.

WHEREAS, the Company is engaged in the business of operating primary care physician practices and providing related ancillary and business support services (the “Business”);

WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding equity interest of the Company; and

WHEREAS, the Buyer desires to acquire from the Seller, and the Seller desire to sell to the Buyer, 100% of the issued and outstanding equity interests of the Company (the “Purchased Securities”) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived hereby and the premises, representations, warranties, covenants and agreements herein contained, the receipt and adequacy of which are hereby conclusively acknowledged, the Buyer, the Seller, and the Company, intending to be legally bound, agree as follows:

Article I
PURCHASE OF THE PURCHASED SECURITIES

1.1              Purchase and Sale. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer, assign, and deliver to the Buyer, and the Buyer agrees to purchase and acquire from the Seller, all of the Purchased Securities, free and clear of any Encumbrances.

1.2              Purchase Price. Upon the sale, transfer, assignment, and delivery to the Buyer by the Seller of the Purchased Securities at the Closing and in consideration therefor, the Buyer shall deliver to the Seller at the Closing an aggregate amount equal to the sum of (a) $55,000,000 (the “Purchase Price”), minus (b) the Rollover Amount, minus (c) the Indemnity Escrow Amount, minus (d) the Purchase Escrow Amount, minus (e) the Indebtedness Payoff Amount, minus (f) the Transaction Expenses, plus (g) any amounts owed pursuant to Section 1.9 (such net amount, the “Cash Consideration”) by wire transfer of immediately available funds in the amount and to the bank account(s) set forth on the Funds Flow. Upon receipt of the Cash Consideration by the Seller, none of the Buyer nor any of its Affiliates shall have any further liability arising out of the further distribution of the Cash Consideration to the Seller. At the Closing, Deerfield shall issue and deliver the Rollover Equity to the Seller.

1.3              Escrow Accounts.

(a)               At the Closing, the Buyer shall deposit $2,500,000 (the “Indemnity Escrow Amount”) into an escrow account (the “Indemnity Escrow Account”) with the Escrow Agent, to be held and disbursed pursuant to the Indemnity Escrow Agreement. The Indemnity Escrow Amount together with all interest and earnings thereon (the “Indemnity Escrow Funds”) shall be used for the purpose of securing the indemnification obligations of the Seller. The Indemnity Escrow Funds shall be held as a trust fund and shall not be subject to any Encumbrance, attachment, trustee process, or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Indemnity Escrow Agreement.

(b)               At the execution of this Agreement, Buyer shall deposit $1,000,000 (the “Purchase Escrow Amount”) into an escrow account (the “Purchase Escrow Account”) with the Escrow Agent pursuant to an Escrow Agreement (the “Purchase Escrow Agreement”), to be held and disbursed on the Closing Date pursuant to Section 1.2 or, if Seller has satisfied all of its conditions to Closing prior to the Termination Date and the Closing has not occurred on or before the Termination Date, pursuant to Section 1.9(d) and the Purchase Escrow Agreement.

1.4              Payment of Indebtedness. On the Closing Date, the Buyer shall pay, or cause to be paid, on behalf of the Company and the Seller pursuant to Section 1.2, the Indebtedness Payoff Amount by wire transfer of immediately available funds to the Closing Indebtedness Holder(s) or bank account(s) specified in such payoff letter(s) and instructions delivered by the Closing Indebtedness Holder(s) (the “Payoff Letter(s)”) with respect to the Indebtedness Payoff Amount(s) set forth on the Funds Flow. Pursuant to any such Payoff Letter(s), each Closing Indebtedness Holder shall have been paid in full for any and all outstanding notes (or similar debt instruments) relating to such Closing Indebtedness Holder’s Indebtedness Payoff Amount and, in the event such Indebtedness Payoff Amount is secured, all related Encumbrances shall have been released with corresponding Encumbrance releases being delivered to the Buyer concurrently upon such Closing Indebtedness Holder’s receipt of payment of the amount specified, with the result that immediately following the Closing there will be no outstanding Indebtedness Payoff Amount or any other obligation with respect (including any Encumbrances or guarantees) to the Buyer and the Company to any Closing Indebtedness Holder. Notwithstanding the first sentence of this Section 1.4, if the Buyer elects not to payoff any portion of the Indebtedness Payoff Amount at the Closing with respect to the Company, such amount shall reduce the Purchase Price pursuant to Section 1.2 and the Company shall remain responsible thereof after the Closing Date.

1.5              Payment of Transaction Expenses. On the Closing Date, the Buyer shall pay, or cause to be paid, on behalf of the Company and the Seller pursuant to Section 1.2, the Transaction Expenses by wire transfer of immediately available funds to the Persons and bank account(s) specified in the Funds Flow.

1.6              Minimum Cash. On the Closing Date, the Seller shall, and shall cause the Company to, maintain at least the Minimum Cash on the Company’s balance sheet.

1.7              Working Capital. On the Closing Date, the Working Capital of the Company shall be materially consistent with historical levels of Working Capital of the Company.

1.8              Allocation. The Purchase Price for the Purchased Securities (including any Company liabilities and other relevant items properly taken into account for income Tax purposes) shall be allocated for income Tax purposes among the assets of the Company in accordance with the methodology set forth on Schedule 1.8 attached hereto. The Parties shall file all Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with such allocation. The Buyer and the Seller each agrees to provide the other promptly with any other information reasonably required to complete IRS Form 8594. None of the Parties shall take any position for income Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law. The Parties agree that $54,500,000 of the Purchase Price shall be allocated to the purchase of SMA and $500,000 of the Purchase Price shall be allocated to the purchase of SMM.

1.9              Additional Closing Payments.

(a)               In the event that the Closing occurs in May 2021 and the Seller and the Company satisfied all of their respective conditions to close prior to May 2021 and notified Buyer that they were otherwise ready to close prior to May 2021, the Purchase Price shall be increased by an additional $1,000,000 payable at Closing (the “May Closing Payment”) such that the total Purchase Price shall be $56,000,000.

(b)               In the event that the Closing occurs in June 2021 and the Seller and the Company satisfied all of their respective conditions to close prior to May 2021 and notified Buyer that they were otherwise ready to close prior to May 2021, the Purchase Price shall be increased by an additional $1,000,000 payable at Closing (the “June Closing Payment”), such that, combined with the May Closing Payment, the total Purchase Price shall be $57,000,000.

(c)               In the event that the Closing occurs in July 2021 and the Seller and the Company satisfied all of their respective conditions to closing prior to May 2021 and notified Buyer that they were otherwise ready to close prior to May 2021, the Purchase Price shall be increased by an additional $1,000,000 payable at Closing (the “July Closing Payment”), such that, combined with the May Closing Payment and the June Closing Payment, the total Purchase Price shall be $58,000,000.

(d)               In the event that the Closing does not occur by July 31, 2021 (unless otherwise agreed to by the Parties) and the Seller and the Company satisfied all of their respective conditions to closing prior to July 31, 2021 and notified Buyer that they were otherwise ready to close prior to July 31, 2021, the Buyer shall pay the Seller $1,000,000 payable upon termination of this Agreement in accordance with Section 11.1(b) and the Purchase Escrow Agreement.

Article II
CLOSING

2.1              Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article XI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the delivery and exchange of documents and signatures on the date thereof by electronic mail, courier, and/or hand delivery (or by such other means or at such other location as shall be mutually agreed to by the Parties) effective as of 12:00:01 a.m. Eastern Time (the “Reference Time”), on the second (2nd) Business Day (or such other number of days as mutually agreed to by the Parties) after all of the conditions to closing contained in Article VIII and Article IX have been satisfied or waived at the Closing or such other date that the Parties may agree in writing (the “Closing Date”); provided, that the Closing Date shall not occur, in any event, after July 31, 2021 (the “Termination Date”).

2.2              Intervening Litigation. If prior to the Closing Date any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Authority shall restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby for a period of fifteen (15) days or longer, the Closing shall be adjourned at the option of either Party for a period of not more than thirty (30) days. If at the end of such thirty (30) day period such injunction or Order shall not have been favorably resolved, either Party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that:

3.1              Organization. The Seller is a natural Person.

3.2              Power and Authority. The Seller has full power, authority, and legal capacity to enter into and perform this Agreement and all other Transaction Documents to be executed by the Seller pursuant to this Agreement (collectively, the “Seller Documents”).

3.3              Enforceability. The Seller Documents have been duly executed and delivered by the Seller and constitute valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, and similar generally applicable Laws regarding creditors’ rights or by general equity principles.

3.4              Brokers, Finders, etc. The Seller has not employed or otherwise engaged, and is not subject to any claim of, any broker, finder, consultant or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission from the Seller, the Company or the Buyer upon execution of this Agreement or consummation of the transactions contemplated hereby.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Seller represents and warrants to the Buyer that:

4.1              Organization; Power and Authority. SMA and SMM are limited liability companies duly organized, validly existing and in good standing under the Laws of the State of Florida and are duly qualified to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by SMA or SMM, as the case may be, therein. SMA and SMM have all necessary limited liability company power and authority to conduct its business as currently conducted and to enter into and perform all Transaction Documents to be executed by them pursuant to this Agreement (the “Company Documents”) and to consummate the Contemplated Transactions.

4.2              Enforceability. The Company Documents have been duly executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, and similar generally applicable Laws regarding creditors’ rights or by general equity principles.

4.3              No Conflicts. Except as set forth on Schedule 4.3, neither the execution and delivery of the Company Documents by the Company nor the consummation of the Contemplated Transactions by the Seller or the Company will conflict with or result in a breach of any provision of the Company’s organizational and governing documents or any Law or Order to which the Company is party or by which the Company is bound. Except as set forth on Schedule 4.3, the Company is not party to or bound by any Contract under which (a) the execution, delivery, or performance of the Transaction Documents by the Seller or the Company or consummation of the Contemplated Transactions will (i) constitute a default, breach, or event of acceleration or (ii) amend, or give the counterparty thereto any right to amend, any material right or obligation of the Company thereunder or (b) performance by the Seller according to the terms of the Transaction Documents may be prohibited, prevented, or delayed.

4.4              Capitalization; Subsidiaries. The Seller is the record and beneficial owner of all of the issued and outstanding equity interests of the Company, free and clear of all Encumbrances, as set forth on Schedule 4.4. The Company does not hold or beneficially own any direct or indirect equity interests or any subscriptions, options, warrants, rights, calls, convertible securities, or other agreements or commitments for any equity interests in any Person.

4.5              Financial Statements and Records.

(a)               Schedule 4.5(a) contains complete and accurate copies of the Company’s unaudited balance sheets and income statements as of and for fiscal years ended December 31, 2018, and December 31, 2019 (the “Financial Statements”) and the Company’s unaudited income statement as of and for the 12-month period ended on December 31, 2020 (the “Interim Financial Statements”). The Financial Statements and Interim Financial Statements were prepared in accordance with the cash-basis accounting method consistently applied throughout the periods covered thereby and fairly present the Company’s financial position as of such dates and the results of the Company’s operations for such periods.

(b)               Except as set forth on Schedule 4.5(b), the Company has no liabilities except as reflected in the Interim Financial Statements or incurred by the Company after the date of the Interim Financial Statements in the ordinary course of business consistent with historical practices (none of which results from or relates to any breach of contract, breach of warranty, tort, infringement or violation of Law).

4.6              Assets. The Company has good and marketable title to, or valid leasehold interests in all of the assets used in the operation of the Company’s businesses as currently conducted, which assets are in good operating condition and repair (normal wear and tear excepted), suitable for the uses intended therefor, free from latent defects and have been maintained in accordance with normal industry practice. Schedule 4.6 lists all Equipment owned by the Company or used in connection with the Business.

4.7              Insurance. Schedule 4.7 (a) lists all insurance policies maintained by the Seller in respect of the Business and (b) discloses for each such insurance policy (i) the names of the insurer, policyholder, and each covered insured, (ii) the policy number and period of coverage, (iii) the scope of coverage (with indication of whether the coverage is on a claims made, occurrence, or other basis), (iv) the per-claim and aggregate liability limits, (v) the amount of all applicable deductibles and co-pays, and (vi) any retroactive premium adjustments or other loss-sharing arrangements. The Company has not received written or, to the Seller’s Knowledge, other notice of termination or non-renewal of any such insurance policies. The Company has not received written or, to the Seller’s Knowledge, other notice from any insurance carrier denying or disputing any claim, the amount of any claim or the coverage of any claim made on any such insurance policy or similarly reserving rights in connection therewith. Each physician and other health care professional providing professional services on behalf of the Company currently maintains and historically has maintained (during all periods that such Person provided services to or on behalf of the Company) valid and collectible professional liability insurance policies.

4.8              Permits. Schedule 4.8 lists all material Permits required to conduct the Business as currently conducted. All such Permits (a) have been issued or given to the Company and no other Person and are in good standing and full force and effect and (b) constitute all Permits that are required for the Company to conduct its business as currently conducted (including the receipt of payment or reimbursement from patients, Third-Party Payors and related fiscal intermediaries). The Company is operating and at all times has operated in material compliance with each such issued Permit, and, to the Seller’s Knowledge, there is no basis for any government authority or other Person to allege that the Company has not operated in material compliance with any required Permit or that any Permit held by the Company is not in good standing. Each physician or other health care professional employed or otherwise retained by the Company to provide services for or on behalf of the Company has in good standing all Permits required for such Person to perform such Person’s duties for the Company and for the Company to obtain payment or reimbursement from patients, Third-Party Payors, and related fiscal intermediaries with respect to the services provided by such Person on behalf of the Company.

4.9              Conduct of Business. Except as set forth on Schedule 4.9, since the date of the Interim Financial Statements, no event has occurred and no fact, circumstance, or condition exists that, individually or in combination with any other event, fact, circumstance or condition, has or would reasonably be expected to have a material or adverse effect on the Company’s business, operations, assets, liabilities, condition (financial or otherwise), or prospects.

4.10           Contracts. Schedule 4.10 lists all written and oral Contracts to which the Company is party, specifying the name, date and parties to each Contract (and, for oral Contracts, a summary of material terms). All Contracts are in full force and effect and bind the Company and, to the Seller’s Knowledge, the other parties thereto. No event has occurred or fact, circumstance or condition exists that, to the Seller’s Knowledge, with or without notice or the lapse of time, or the happening of any further event or existence of any future fact, circumstance, or condition, would constitute a breach by the Company under any Contract. No party to any Contract has repudiated or terminated such Contract or notified the Company of its intent to terminate or not to renew such Contract. There are no renegotiations, attempts to renegotiate, or outstanding rights to negotiate any amount to be paid or payable to or by the Company under any Contract, and no Person has made a written demand for such renegotiation. The Company has not released or waived any of its rights under any Contract.

4.11           Employees and Independent Contractors.

(a)               Schedule 4.11 lists all of the Company’s personnel (whether employees or independent contractors) as of the date of this Agreement, together with their respective base compensation and maximum bonus potential for the current calendar year, dates of hire/engagement, positions, full or part time status (for employees), and specific designation of those personnel who are engaged as independent contractors. None of the Company’s personnel is an undocumented alien, and the Company has maintained I-9 Forms for all personnel in accordance with applicable Law.

(b)               Other than the Persons identified as employees on Schedule 4.11, there is no Person who is or should be classified as an employee of the Company, and all other Persons providing services for or on behalf of the Company are independent contractors under applicable Tax, employment, and other Laws.

(c)               None of the Company’s personnel is party to, or otherwise bound by, any Contract (including any confidentiality, non-competition or proprietary rights agreement) between such employee and the Company or, to the Seller’s Knowledge, any other Person that could materially or adversely affect (i) such employee’s performance of such employee’s duties as an employee of any of the Buyer, and its Affiliates after the Closing or (ii) the ability of the Buyer and its Affiliates to conduct the Company’s business after the Closing as currently conducted.

(d)               The Company is not party to or bound by a collective bargaining agreement or other Contract with any labor union or labor organization, and no such agreement is currently being negotiated or contemplated.

(e)               None of the Company’s personnel has a claim against the Company (under Law, contract, or otherwise) with respect to (i) overtime pay other than overtime pay for the current payroll period, (ii) wages or salaries other than wages or salaries for the current payroll period or (iii) vacation, sick leave, or time off (or pay in lieu of vacation, sick leave, or time off), other than vacation, sick leave or time off (or pay in lieu thereof) earned during the 12-month period immediately before the date of this Agreement and reflected in the Financial Statements or the Interim Financial Statements or arising in the ordinary course of business consistent with historical practices thereafter. The Company has made all required payments to the relevant unemployment compensation reserve accounts with the appropriate government authorities with respect to its employees and such accounts have positive balances.

(f)                To the Seller’s Knowledge, none of the Company’s personnel intends to refuse an offer of employment or engagement with the Buyer or any of its Affiliates at or after the Closing if such an offer is made.

4.12            Employee Benefits.

(a)               Schedule 4.12(a) lists each Employee Benefit Plan maintained by the Company or any ERISA Affiliate.

(b)               With respect to each Employee Benefit Plan and to the extent applicable, the Company has made available to the Buyer true and complete copies of (i) plan documents, amendments and related trust agreements, insurance policies or other funding arrangements, (ii) summary plan descriptions, summaries of material modification and other written summaries; (iii) all material correspondence with all governmental authorities with respect to each Employee Benefit Plan, (iv) the two (2) most recently filed Forms 5500, with attachments and schedules, and (v) the two (2) most recent financial statements for the Employee Benefit Plans.

(c)               With respect to each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code § 401(a), (i) such Employee Benefit Plan meets all requirements for qualification under Code § 401(a), (ii) such Employee Benefit Plan has received a favorable determination or opinion from the IRS as to such Employee Benefit Plan’s qualification under the Code, and nothing has occurred since the date of such determination that could adversely affect the qualified status of such Employee Benefit Plan or any related trust, and (iii) such Employee Benefit Plan has been timely amended for the requirements of all applicable Tax legislation and discretionary amendments. The Employee Benefit Plans comply, in form and in operation, with the requirements of the Code, ERISA and all applicable Laws. With respect to the Employee Benefit Plans, all required contributions, benefits, and premiums have been timely made or properly accrued.

(d)               Consummation of the Contemplated Transactions will not, either alone or in conjunction with any other event, (i) entitle any current or former employee of the Company to severance pay, change in control, retention, unemployment compensation, or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of the Company, or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” under § 280G(b) of the Code.

(e)               Neither the Company nor any ERISA Affiliate maintains or has ever maintained, and is not required currently and has never been required to contribute to or otherwise participate in, any (i) defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA, (ii) any Multiemployer Plan (as defined in Section 3(37) of ERISA), or (iii) any plan that provides for post-termination or retiree medical or other welfare benefits, other than as required by the Code Section 4980B or similar state law. Neither the Company nor any ERISA Affiliate has any liability with respect to a plan described in the prior sentence.

4.13            Leased Real Estate.

(a)               The Company does not own, and has never owned, any real estate.

(b)               Schedule 4.13 lists all real property that is leased, subleased, licensed or otherwise occupied by the Company as lessee, sublessee, licensee or otherwise (together with all land, buildings, structures, improvements and fixtures located thereon, included therein or therewith or appurtenant thereto, the “Leased Real Estate”). All Leased Real Estate is occupied by the Company pursuant to the Contracts set forth on Schedule 4.13 (together with all amendments, modifications, extensions, renewals, guaranties, subordination and non-disturbance agreements and other agreements with respect thereto, the “Real Estate Leases”). True, correct and complete copies of each Real Estate Lease have been delivered to or made available to the Buyer. The Company is the sole tenant of the Leased Real Estate, does not share the Leased Real Estate with or sublease any portion of the Leased Real Estate to any other Person, and enjoys peaceful and quiet possession of the Leased Real Estate. All of the Real Estate Leases are in full force and effect, enforceable in accordance with their terms. The Company holds good leasehold title to the Leased Real Estate, subject to no Encumbrances. The Leased Real Estate comprises all of the real property owned, leased, subleased, licensed or otherwise occupied or used or intended to be used by the Company in connection with the Business, and the Company is not a party to any Contract or option to purchase or lease any real property or any portion thereof or interest therein.

(c)               With respect to each Real Estate Lease, (i) the Company is not in default thereunder and has not sent a notice of default or breach to the other party thereto which has not heretofore been resolved or cured, and to the Seller’s Knowledge, no event has occurred which with the giving of notice or passage of time, or both, would constitute a breach or default thereunder by the Company or any other party thereto, (ii) no security deposit or portion thereof deposited with respect to such Real Estate Lease has been applied in respect of a breach or default under such Real Estate Lease which has not been redeposited in full, (iii) the Company has not collaterally assigned or granted any security interest in such Real Estate Lease or any interest therein, and (iv) neither such Leased Real Estate nor the use or occupancy thereof violates in any way any applicable Laws, Permits, covenants, conditions or restrictions, whether federal, state, local or private, and such Leased Real Estate or the Company has received all required certificates, licenses, Permits, authorizations and approvals in connection with the use and occupancy thereof.

(d)               The improvements being a part of the Leased Real Estate are in good operating condition and repair (ordinary wear and tear excepted), including all improvements, structures, premises, mechanical systems, equipment, fixtures, HVAC systems, plumbing, electrical, security, utility and sprinkler systems. No material capital expenditures for the maintenance and/or repair of the Leased Real Estate are required or, to the Seller’s Knowledge, are reasonably likely to be required within three (3) months after the Closing.

(e)               To the Seller’s Knowledge, there are no (i) challenges or appeals pending, or, to the Seller’s Knowledge, threatened regarding the amount of the Taxes on, or the assessed valuation of, the Leased Real Estate, and the Company has not entered into any special arrangements or agreements with any government authority with respect thereto, (ii) condemnation Proceedings pending or, to the Seller’s Knowledge, threatened with respect to the Leased Real Estate, or (iii) outstanding options, rights of first offer, rights of first refusal, or contracts to purchase any Leased Real Estate or any portion thereof.

(f)                No notice, citation, inquiry, or complaint has been issued to or threatened against the Company or the Seller in the past three (3) years alleging any violation of or liability under any environmental Law in respect of the Leased Real Estate. At the Leased Real Estate, there are no underground storage tanks, mold contaminations, or materials, or equipment containing friable asbestos or polychlorinated biphenyls. There has been no generation, treatment, storage, transportation, disposal (whether on-site or offsite) or release of any hazardous materials by the Company or, to the Seller’s Knowledge, any other Person for which the tenant of the Leased Real Estate is or may be responsible or that could otherwise give rise to any liability under applicable environmental Laws.

4.14            Intellectual Property; Data Privacy.

(a)               Schedule 4.14 lists all patents, patent applications, trademarks, service marks, trade dress, logos, slogans, internet domain names, copyrights, and Software that are used in the Business or in which the Company claims any ownership rights. The Company is the owner of or duly licensed to use its intellectual property assets, and all intellectual property assets exist, have been maintained in good standing and, as applicable, have been properly assigned or licensed to the Company. The Company’s use of the intellectual property assets does not infringe, misappropriate, or otherwise violate any right of any other Person. The Company has used commercially reasonable efforts to secure its trade secrets and other proprietary undisclosed information. The Company has, and after the Closing the Buyer will have, the legal right to use all copies of all Software currently used in the Business.

(b)               To the Seller’s Knowledge, the Company has experienced no incidences in which Personal Information or other sensitive data was or may have been stolen or improperly accessed, and the Company has no basis to believe that any such theft or improper access has occurred. The Company maintains data security measures that are consistent with applicable industry practices and standards and applicable requirements under Contracts to which the Company is party or by which they are bound.

4.15            Taxes.

(a)               The Company has timely filed or will timely file all Tax Returns required to be filed before the Closing Date. All such Tax Returns were or will be (when filed) complete and materially accurate and prepared in material compliance with all applicable Laws. All Taxes payable by the Company, whether or not shown on any Tax Return, have been or will be paid in full when due. The Company is not a beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances on any assets of the Company or the Business that arose in connection with any failure or alleged failure to pay any Tax. The Company has not waived any statute of limitations in respect of Taxes or agreed to the extension of time with respect to a Tax assessment or deficiency.

(b)               The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person. All Forms W-2 and Forms 1099 required with respect to such withholding and payment have been properly completed and timely filed.

(c)               No tax dispute, inquiry or investigation is pending with respect to the Company or the Seller. No written claim has been made by a tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to or responsible for the payment of any tax to that jurisdiction. There is no dispute or claim concerning any tax liability of the Company pending or threatened by any tax authority.

(d)               The Company is not party to any Tax allocation or sharing Contract.

(e)               The Company will not be required to pay any Tax, include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign Laws); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Laws); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Laws); (iv) installment sale made prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election under Code Section 108(i) or 965(h) (or any corresponding or similar provision of state, local or foreign Laws); or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(f)               SMM has been at all times classified as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(c) and has not made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3. SMA has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since formation, and the Company will be an S corporation up to and including the Closing Date. SMA has no potential liability for any Tax under Code Section 1374.

4.16          Litigation and Investigations. Except as set forth on Schedule 4.16, there is and, in the last five (5) years has been, no action, audit, litigation, suit, proceeding (at Law or in equity), or governmental, quasi-governmental or other investigation (collectively, “Proceedings”) pending or, to the Seller’s Knowledge, threatened (a) against the Company or, with respect to the Company’s businesses, any of the Company’s limited liability company managers, or equivalent governing authorities, officers, or personnel (whether employees or independent contractors) or (b) related to the consummation of the Contemplated Transactions.

4.17          Compliance with Laws. The Company is operating and at all times has operated in material compliance with all applicable Laws, and have not received written or, to the Seller’s Knowledge, other notice from any government authority, Third-Party Payor, or other Person alleging any failure to comply with applicable Law. The Company is not and in the last five (5) years, has not been party to or bound by any Order (or any agreement entered into in any administrative, judicial, or arbitration Proceeding with any governmental or other authority).

4.18          Related Party Transactions. Schedule 4.18 lists each business relationship between (a) the Company and (b) any of (i) the Company’s present or former directors, managers, officers, health care professional personnel (whether employees or independent contractors), (ii) the family members of any Person described in Section 4.18(b)(i) and (iii) the entities controlled by any Person described in Section 4.18(b)(i), or Section 4.18(b)(ii) or in which any such Person, directly or indirectly, has a financial interest.

4.19         Brokers, Finders, etc. The Company has not employed or otherwise engaged, and is not subject to any claim of, any broker, finder, consultant or intermediary in connection with the Contemplated Transactions who might be entitled to a fee or commission from the Seller, the Company or the Buyer upon execution of this Agreement or consummation of the Contemplated Transactions.

4.20          Consents.

(a)               Except as set forth on Schedule 4.20(a), neither the execution and delivery of this Agreement or the other Transaction Documents to which the Company or the Seller is a party, nor the performance by the Company or the Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) require any consent, approval, notice, or authorization (collectively, the “Third-Party Consents”) under any of the terms, conditions, or provisions of any Contract to which the Company or the Seller is a party or by which any of its assets is bound.

(b)               Except for (i) the consents, approvals, notices, or authorizations required pursuant to the Permits held by the Company and listed on Schedule 4.20(b)(i), and (ii) any other filings listed on Schedule 4.20(b)(ii), no consent, approval, or authorization of, permit or exemption from, or notification, declaration, filing, or registration to or with, any Person or Authority (collectively, the “Governmental Consents”) is required to be made or obtained by the Company or the Seller in connection with the execution, delivery, and performance by the Company or the Seller of this Agreement and the other Transaction Documents to which the Company or the Seller is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, (A) would result in a violation of any Law or Permit, (B) would result in any liability to the Company, or (C) would prohibit the consummation of the transactions contemplated hereby and thereby.

4.21          Stimulus Funds.

(a)               Schedule 4.21(a) sets forth all CARES Act stimulus fund programs or other programs related to the COVID-19 pandemic in which the Company or the Seller are participating and the amount of funds received and/or requested by the Company or the Seller for each such program as of the date hereof (the “CARES Funds”). The Company and the Seller have maintained accounting records associated with the CARES Funds in compliance with all of the terms and conditions of such programs, including the Relief Fund Payment Terms and Conditions and related guidance available as of the date hereof. The Company and the Seller have utilized all such CARES Funds received by them pursuant to the Public Health and Social Services Emergency Fund in accordance with all applicable Laws and the applicable Relief Fund Payment Terms and Conditions. Further, any such CARES Funds that have not been so used are maintained in the bank account(s) of the Company or the Seller, as applicable, and have not been distributed to or any other Person, or otherwise utilized or expended. Except as set forth on Schedule 4.21, the Company has not requested any advance payments from Medicare pursuant to the applicable CARES Act stimulus fund program.

(b)              Except as set forth on Schedule 4.21(b), no Company or the Seller has taken a Paycheck Protection Program Loan (each loan indicated on the schedule, a “PPP Loan” and, together with the CARES Funds, the “Stimulus Funds”). A true, accurate and complete copy of all PPP Loan applications of the Company and Seller have been provided to the Buyer. The Company and/or Seller, if applicable, that applied for a PPP Loan was and remains eligible for such PPP Loan and has complied with all terms and conditions relating to the PPP Loan.

(c)              Neither the Company nor the Seller have deferred any social security Taxes under the authority of Section 2302 of the CARES Act.

(d)              Except as expressly disclosed pursuant to this Section 4.21, neither the Company nor the Seller have applied for or received any Stimulus Funds or other funds, benefits, deferrals or any other kind of remuneration in connection with the COVID-19 pandemic or any issues relating thereto.

4.22          Health Care Compliance.

(a)               Compliance with Health Care Laws. The Company and its members, officers, managers, and personnel (whether employees or independent contractors), are operating and always have operated in compliance with all applicable Health Care Laws, and the Seller has never received written or, to the Seller’s Knowledge, other notice from any government authority, Third-Party Payor or other Person alleging any failure to comply with any applicable Health Care Laws. None of the Company or its members, officers, managers, and personnel (whether employees or independent contractors) (i) are or, in the last six (6) years, have been in violation of or, (ii) to the Seller’s Knowledge, are currently being or, in the last six (6) years have been, investigated for violation of any Health Care Laws by which such Person is bound or to which any business activity or professional services performed by such Person for the Company (including services provided to other Persons but arranged by the Company) is subject.

(b)              Participation in Federal Health Care Programs. Schedule 4.22(b) lists all National Provider Identifiers and provider numbers for the Company. Each of the Company and its active personnel that participate in any Federal Health Care Program are qualified to participate in such Federal Health Care Program and are duly enrolled and certified in such Federal Health Care Program at every location at which such Person has operations. The Company and its members, officers, managers, and personnel (whether employees or independent contractors), are operating and always have operated in material compliance with all Federal Health Care Program rules and regulations and all provisions of each Federal Health Care Program Contract, if any, to which they are party or by which they are bound. None of the Company and its members, managers, officers and personnel (whether employees or independent contractors) are or ever have been party to an individual or corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services or otherwise have any continuing reporting obligations pursuant to any deferred prosecution, settlement or other integrity agreement with any Authority. There is no litigation or proceeding (at law or in equity) or, to the Seller’s Knowledge, inquiry or investigation pending or, to the Seller’s Knowledge, threatened with respect to the termination or suspension of the participation by the Company or any of its members, officers, managers, and personnel (whether employees or independent contractors) in any Federal Health Care Program because of alleged violations of or non-compliance with applicable Federal Health Care Program regulations or other participation requirements.

(c)              Exclusion of the Company from Federal Health Care Programs. The Company has never been (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(d)              Exclusion of Personnel from Federal Health Care Program. None of the Company’s members, officers, managers, and personnel (whether employees or independent contractors), are or ever have been (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Federal Health Care Program requirement or Health Care Law, (iii) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs or (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e)              Accreditation. No accreditation organization has given notice of or, to the Seller’s Knowledge, threatened any revocation, suspension or restriction of any accreditation held by the Company. There is no basis for any accreditation organization to revoke, suspend, or restrict any pending accreditation or otherwise impair the rights of the holder of any such accreditation. No accreditation will be impacted as a result of the consummation of the Contemplated Transactions.

(f)               Reporting and Billing. The Company has (i) timely filed all reports and billings required to be filed with respect to each patient and Third-Party Payor, all of which were prepared in material compliance with all applicable Laws governing reimbursement and claims and the payment policies of the applicable Third-Party Payor, (ii) paid all known and undisputed refunds, overpayments, discounts and adjustments due with respect to any such report or billing, and there is no pending or, to the Seller’s Knowledge, threatened appeal, adjustment, challenge, audit (including written or, to the Seller’s Knowledge, other notice of an intent to audit), inquiry or litigation by any patient or Third-Party Payor with respect to its billing practices or reimbursement claims and (iii)  never been audited or otherwise examined by any Third-Party Payor other than in the ordinary course of business. All billings submitted by the Company in the six (6) years preceding the Closing were for goods actually sold and services actually performed by the Company to eligible patients in accordance with the applicable payment rates of the applicable Third-Party Payor as in effect on such date, and the Company has sufficient documentation required to support such billings. The Company has no current Overcoding Liabilities.

(g)              Fraud and Abuse. The Company and its members, officers, managers, personnel (whether employees or independent contractors), and authorized agents are operating and always have operated in material compliance with the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and all other applicable Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, Third-Party Payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business (a “Referral Source”) or to whom such Person refers, recommends or arranges for the referral of patients or other health care business (a “Referral Recipient”). Schedule 4.22(g) lists all direct and indirect compensation arrangements, ownership interests and other financial relationships between any Referral Source or Referral Recipient and any of the Company and its members, managers, officers and personnel (whether employees or independent contractors), and authorized agents. None of the Company and its members, officers, managers, and personnel (whether employees or independent contractors) and agents have ever, directly or indirectly, (i) offered or paid any remuneration (in cash or in kind) to or made any financial arrangements with any Referral Source to obtain any patient referrals or other business or payments from any such Person, (ii) received or solicited any remuneration (in cash or in kind) from or made any financial arrangements with any Referral Recipient to make or deliver any patient or other health care business referrals, (iii) given or agreed to give any gift or gratuitous payment (in cash or in kind) to any such Referral Source or (iv) made or agreed to make any illegal contribution, gift or gratuitous payment (whether in money, property or services) to, or for the private use of, any Government Authority or any government official, employee or agent. None of the Company’s independent contractors currently provide or ever has provided, directly or indirectly, sales representative or marketing services to the Company or the Company’s Referral Recipients.

(h)              Health Care Privacy and Security. The Company maintains and for the six (6) years preceding the Closing has always maintained privacy and security policies, procedures and safeguards that comply with then-applicable requirements of HIPAA and other applicable Laws governing the privacy and security of personal health information (collectively, “Privacy and Security Policies and Procedures”). The Company has provided to the Buyer complete and accurate copies of all Privacy and Security Policies and Procedures. The Company has a written and signed business associate agreement with each Person who is a “business associate” (as defined in 45 C.F.R. § 160.103) of the Company. The Company has not received written or, to the Seller’s Knowledge, other notice of, and there is no litigation, proceeding (at law or in equity) or, to the Seller’s Knowledge, inquiry or investigation pending or, to the Seller’s Knowledge, threatened with respect to, any alleged “breach” as defined in 45 C.F.R. § 164.402 (a “Breach”) or any other violation of HIPAA or other applicable Laws governing the privacy and security of personal health information by the Company or its “workforce” (as defined under HIPAA). No Breach or other violation of HIPAA by the Company or its “workforce” or successful “security incident” (as defined in 45 C.F.R. § 164.304) has occurred with respect to “protected health information” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of the Company or its business associates.

(i)                Medical Waste. With respect to the generation, transportation, treatment, storage, disposal and other handling of medical waste, the Company is operating and always has operated in material compliance with the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq., the United States Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C. § 2501, et seq., the Marine Protection, Research and Sanctuaries Act of 1972, 33 U.S.C. § 1401 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, et seq., and all other applicable Laws regulating medical waste or imposing requirements relating to medical waste.

(j)                Compliance Program. The Company has, and for the six (6) years preceding the Closing has maintained, a compliance program having the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1. The Company has provided to the Buyer complete and accurate copies of all compliance program materials.

4.23          Complete Disclosure. The representations and warranties in this Article IV do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements and information in this Article IV not misleading. The Seller has provided to the Buyer complete and accurate copies of all agreements, documents, instruments, and other materials referenced in the Disclosure Schedules.

Article V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that:

5.1              Organization; Authorization. The Buyer is validly existing and in good standing under the laws of the State of Florida. The Buyer has full power and authority to enter into and perform its obligations under this Agreement. The execution and delivery by the Buyer of this Agreement and the performance by the Buyer of its obligations under this Agreement have been duly authorized and approved by all requisite corporate action. This Agreement has been duly executed and delivered by a duly authorized person on the Buyer’s behalf. Upon execution and delivery of this Agreement by the other Parties, this Agreement shall constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting creditor rights generally as of such date.

5.2              No Violation. The execution and delivery by the Buyer of this Agreement, and any and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Buyer do not and will not: (a) conflict with or result in a breach of the terms, conditions or provisions of; (b) constitute a default or event of default under (with due notice, lapse of time or both); or (c) give any third party the right to accelerate any obligation under, the organizational governing document of the Buyer or any material Contract or any material Order to which the Buyer is subject.

Article VI
PRE-CLOSING COVENANTS

6.1              Regular Course of Business. For the period commencing on the date of this Agreement and ending on the earlier of the Closing Date or the termination of this Agreement in accordance with Article XI (such period, the “Interim Period”), except as otherwise consented to or approved by the Buyer in writing, the Company shall:

(a)               operate its business diligently and in good faith, and in the ordinary course of business and use its commercially reasonable efforts to preserve its assets, business organizations, and relationships with third parties and keep available the services of its present officers and its employees;

(b)               maintain all of its properties (including the Leased Real Estate) in customary repair, order, and condition, reasonable wear and tear excepted;

(c)               maintain (except for expiration due to lapse of time) all leases and Contracts material to the Business in effect without change, except those Contracts or leases which expire or terminate by their terms or as otherwise expressly provided herein;

(d)               comply with the provisions of all Laws and Orders applicable to the Company and the conduct of the Business;

(e)               maintain insurance coverage up to the Closing Date with the coverage and in the amounts set forth on Section 4.7;

(f)                not take any action or fail to take any action that could cause any of its Permits to lapse, be terminated, or otherwise made unavailable to the Company after the Closing; and

(g)               not take or permit any action that would cause any of the changes, events, or conditions described in Section 4.9 to occur.

6.2             Interim Financial Information. During the Interim Period, the Seller shall deliver to the Buyer the unaudited, consolidated monthly balance sheets and statements of income of the Company Business as soon as practicable after the end of each month ending during the Interim Period, but no later than thirty (30) days after the end of such month end, certified by the Seller as having been prepared in accordance with procedures employed by the Company in preparing prior monthly financial statements and certifying that such financial statements were prepared consistent with the Financial Statements and include all adjustments (all of which were normal recurring adjustments) necessary to fairly present the Company’s financial position on a cash basis, results of operations, and changes in financial position at and for such periods.

6.3            No Solicitation or Negotiation. During the Interim Period, the Seller and the Company shall not, and shall not authorize or permit the Seller’s or the Company’s representatives or Affiliates to, directly or indirectly, (a) solicit, initiate, or encourage inquiries or proposals from, provide any Confidential Information to, or participate in any discussions or negotiations with, any Person (other than the Buyer or its representatives) concerning, (b) enter into any agreement or understanding, either oral or written, regarding, or (c) otherwise cooperate in any way with or participate in, (i) any merger, sale of assets, or sale of securities of, (ii) enter into any loan agreement for the benefit of, (iii) any recapitalization of, or (iv) any other similar transaction involving, the Company or any of its assets (other than in the Company’s ordinary course of business) (each, an “Acquisition Proposal”). Furthermore, the Seller and the Company shall (i) immediately cease and terminate any existing discussions, negotiations, or communications with any Person conducted heretofore or that may be ongoing with respect to any inquiries or proposals that constitute, or could reasonably be expected to lead to an Acquisition Proposal, and (ii) (A) to the extent mutually agreed in writing by the Buyer and the Seller, obtain prompt return or destruction of all information previously furnished to any such Person or its representatives and obtain written certification of such return or destruction, (B) to the extent mutually agreed in writing by the Buyer and the Seller, take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company is a party or beneficiary, and (C) not waive, terminate, modify, or fail to enforce any provisions of any confidentiality provisions to which the Company is a party or beneficiary. The Seller and the Company agree that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

6.4            Full Access and Disclosure. During the Interim Period, the Company shall, and the Seller shall cause the Company to, afford, and shall cause the Company’s independent certified public accountants to afford, to the Buyer and its representatives and to financial institutions and financing sources specified by the Buyer, reasonable access (after at least one (1) day prior written notice (including via e-mail)) during business hours to the Company’s offices, clinics, properties, books, and records in order that the Buyer may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company; provided, that in each case a representative of the Company is, or has been given the opportunity to be, present. During the Interim Period, the Company shall, and the Seller shall cause the Company to, assist the Buyer and its representatives and financial institutions specified by the Buyer in obtaining the assistance of the Company to evaluate the Company’s relationship with its material suppliers and payors. During the Interim Period, the Company shall cause its officers, employees, counsel, and auditors to furnish such additional financial and operating data and other information as the Buyer shall from time to time reasonably request including any internal control recommendations made by its independent auditors in connection with any audit of the Company. From time to time during the Interim Period, the Company shall promptly supplement or amend information previously delivered to the Buyer with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed herein; provided, however, that such supplemental information shall not be deemed to be an amendment to any Schedule.

6.5            Fulfillment of Conditions Precedent. During the Interim Period, the Seller and the Company shall use their reasonable best efforts to (a) obtain at their expense all such waivers, Permits, consents, approvals, or other authorizations from third Persons and Authorities, including those items set forth on Schedule 6.5, and (b) do all things as may be necessary or desirable in connection with transactions contemplated by this Agreement.

6.6            Regulatory and Third Party Payor Approvals.

(a)               HCC License. In the event that Buyer determines it needs to obtain Health Care Clinic Licenses with respect to the Company’s clinic locations then, during the Interim Period, the Buyer at its expense shall commence the application process with respect to each location set forth on Schedule 6.6(a) and shall use its commercially reasonable efforts to obtain the requisite Health Care Clinic License pursuant to Ch. 400, Part X, Florida Statutes as promptly as practicable. Seller shall (and shall cause the Company to) cooperate and work with the Buyer to obtain the Health Care Clinic License.

(b)               Credentialing; Payor Contracts. The Buyer will at its expense (i) credential the physician that are determined by the Buyer to be a transferring employee under the applicable Third-Party Payor Contracts and (ii) assume the Third-Party Payor Contracts with respect to the Business or if such Third-Party Payor Contracts cannot be assumed, enter into new a Contract with each such Third-Party Payor.

(c)               Other Filings. During the Interim Period, the Buyer shall: (i) use all reasonable efforts to determine which filings in addition to those set forth on Schedule 6.6 are required to be made by the Buyer prior to the Closing Date, and which consents or Permits are required to be obtained prior to the Closing Date from, Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Regulatory Approvals”), (ii) timely making all such filings and timely seeking all such Regulatory Approvals, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement. The Seller, the Company, and the Buyer, as applicable, shall coordinate and cooperate with each other and to promptly respond to any requests for information, inquiries, or comment letters issued by such Authorities and to promptly respond to any proposed undertakings or commitments sought by the Authorities from the Seller, the Company, and the Buyer in connection with the Regulatory Approvals.

(d)               General Cooperation. In addition to the foregoing obligations of the Parties in this Section 6.6, the Buyer, the Seller and the Company will use commercially reasonable efforts to effectuate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party will use commercially reasonable efforts to: (i) after affording the other of the Buyer or the Company a commercially reasonable opportunity to review and reasonably comment thereon, make any filings and give any notices required to be made or given by such Party in connection with the transactions contemplated by this Agreement, (ii) after affording the other of the Buyer or the Company a commercially reasonable opportunity to review and reasonably comment thereon, obtain any consent required to be obtained (pursuant to any applicable Law, Contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement, including accepting or entering into undertakings or commitments sought by Authorities that are usual, customary, and reasonable for transactions of the type contemplated by this Agreement, and (iii) lift any restraint, injunction, or other legal bar to the transactions contemplated by this Agreement. In no event, however, notwithstanding anything herein to the contrary, shall the Buyer, the Seller or the Company be required to take or refrain from taking any action or inaction pursuant to this Section 6.6 or otherwise that would reasonably be expected to have a material adverse impact on the Buyer, the Seller, or the Company, respectively, or any of their respective Affiliates or materially impair the benefit the Buyer, the Seller, or the Company, respectively, otherwise would derive from the transactions contemplated by this Agreement. Each of the Buyer, the Seller and the Company will promptly deliver to the other a copy of each such filing made, each such notice given, and each such consent obtained prior to the Closing. In the event that Buyer chooses to effectuate a management services organization (an “MSO”) structure after the date of this Agreement, Seller agrees to execute all documents necessary to effectuate such a structure as between SMA and the Buyer, including, without limitation, a bill of sale to transfer assets to such MSO, securities transfer restriction agreement, management services agreement, consulting agreement, and deficit funding loan agreement.

(e)               Other Notices and Cooperation. Each Party will use commercially reasonable efforts to file, as promptly as practicable after the date hereof, all notices, reports, and other documents required to be filed by such Party with any Authority with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Authority, including, if so required by applicable Law, the provision by the Company of notices to the Centers for Medicare and Medicaid Services. The Buyer, the Seller, and the Company will respond as promptly as practicable to any inquiries or requests received from any state attorney or other Authority in connection with antitrust or related matters. Subject to such confidentiality restrictions as may be reasonably requested, the Buyer, the Seller, and the Company will coordinate and cooperate with one another in exchanging such information and each will render such reasonable assistance as the other may reasonably request in connection with the foregoing.

6.7              Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), during the Interim Period, the Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer. The Buyer shall have the right, but not the obligation, to issue a press release on or after the date of this Agreement in respect of this Agreement or the transactions contemplated hereby; provided, that prior to issuing an initial press release relating to this Agreement and the transactions contemplated hereby, the Buyer shall consult with the Seller and provide the Seller with the reasonable opportunity to review and comment upon, any public announcement with respect thereto.

6.8            Agreement to Defend. During the Interim Period, in the event any claim of the nature specified in Section 8.4 or Section 9.3 is commenced, whether before or after the Closing Date, the Parties shall cooperate with each other and use their respective commercially reasonable efforts to defend against and respond thereto.

6.9           Further Assurances. Subject to the terms and conditions of this Agreement, during the Interim Period, the Buyer, the Seller, and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate in connection with the foregoing, including using their commercially reasonable efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, mortgages, and other Contracts; (b) to obtain all necessary Permits, consents, and authorizations as are required to be obtained under any Law or Order; (c) to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Buyer, the Seller or the Company to consummate the transactions contemplated hereby; (d) to effect all necessary registrations and filings and submissions of information requested by Authorities; and (e) to fulfill all conditions to the obligations of the Parties under this Agreement. Each of the Buyer, the Seller and the Company further covenant and agree that they shall use their respective commercially reasonable efforts to prevent, with respect to a threatened or pending preliminary or permanent injunction or other Law or Order the entry, enactment, or promulgation thereof, as the case may be.

6.10         Certain Notifications. Each Party hereto shall notify the other Parties promptly of (a) any communication from any Authority alleging that the consent of such Authority (or other Authority) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party or its representatives), (b) any communication from any Authority in connection with the transactions contemplated by this Agreement (and the response thereto from such party or its representatives), (c) any claims commenced against or otherwise affecting such party or any of its Affiliates that are related to the transactions contemplated by this Agreement (and the response thereto from such party, its Affiliates or its representatives), (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (e) any claim commenced or threatened to be commenced that, if pending on the date of this Agreement, would have been required to have been disclosed hereunder, and (f) any claim, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of such party set forth in this Agreement. With respect to any of the foregoing, each Party hereto will consult with the Parties and its representatives so as to permit the other Parties and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing. Notwithstanding anything herein to the contrary, in no event will any disclosure of any event or circumstance made after the date hereof and prior to the Closing serve to amend any representation or warranty for any purpose of this Agreement (including in relation to any indemnification or risk allocation).

6.11         Covenant Regarding Stimulus Funds The Company shall, and the Seller shall cause the Company to, utilize the Stimulus Funds in accordance with all applicable Laws and the applicable Relief Fund Payment Terms and Conditions. The Company shall, and the Seller shall cause the Company to, maintain appropriate accounting records associated with such Stimulus Funds, including tracking the costs and other expenses for which Stimulus Funds are used and quantifying the lost revenue incurred by the Company and the Seller during the COVID-19 pandemic. Further, any such Stimulus Funds that are not used in accordance with the applicable program requirements, including, as applicable, Relief Fund Payment Terms and Conditions, shall not be distributed to the Seller or any other Person, or otherwise utilized except in accordance with the applicable program requirements, including, as applicable, Relief Fund Payment Terms and Conditions. Without limitation of the foregoing, the Company will not, and the Seller will cause the Company to not, use or otherwise apply any such Stimulus Funds received by the Company in any manner that would jeopardize the forgiveness or require the repayment, of such Stimulus Funds. The Company and the Seller will not request any advance payments from Medicare pursuant to the applicable CARES Act stimulus fund program, or participate in any other stimulus fund programs associated with the CARES Act or any other stimulus program, in each case with respect to the Business, without the prior written consent of the Buyer.

Article VII
POST-CLOSING COVENANTS

7.1           Non-Compete.

(a)               The Seller is familiar with the trade secrets related to the Company and the Business, and with other confidential information concerning the Company and the Business, including all (A) inventions, technology, and research and development related to the Business, (B) customers, clients, and suppliers and customer, client, and supplier lists related to the Business, (C) products (including products under development) and services related to the Business and related costs and pricing structures and manufacturing techniques, (D) accounting and business methods and practices related to the Business, and (E) similar and related confidential information and trade secrets related to the Business. The Seller acknowledges and agrees that the Company would be irreparably damaged if the Seller was to directly or indirectly provide services to any Person competing with the Business or engaging in a similar business and that such direct or indirect competition by the Seller would result in a significant loss of goodwill by the Company.

(b)               In further consideration for the Buyer’s payment of the Cash Consideration under this Agreement (in respect of which payment the Seller expressly acknowledges that it derives a substantial and direct benefit), and in order to protect the value of the Company and the Business acquired by the Buyer hereunder (including the goodwill inherent in the Company and the Business as of the date hereof), the Seller hereby agrees that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), the Seller shall not, and will cause the Seller’s family members, direct or indirect Affiliates, and their respective directors, managers, officers, employees, representatives, agents, heirs, successors, and assigns (collectively, the “Related Parties”) not to directly or indirectly, (i) own an interest in, lease, manage, operate, control, develop, joint venture with, serve as an employee, manager, director, contractor or consultant for, or have any economic interest (including as an equity holder or a lender) in any Person (other than Buyer or its Affiliates) who is or is planning on, rendering, performing, or engaging in the affairs, conduct, or operations of the Business within Broward County, Florida or any counties adjacent thereto (such geographic areas, collectively, the “Restricted Area”). Nothing contained herein shall prohibit the Seller or any Related Party from (A) taking any action in the good faith performance of the Seller or Related Party’s duties to the Company or the Buyer, (B) being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Seller or Related Party has no active participation in the business of such corporation, or (C) donating his services to any non-profit charity organization as a non-compensated physician in the Restricted Area during the Restricted Period.

7.2              Non-Solicitation.  During the Restricted Period, the Seller shall not directly or indirectly, either individually or acting in concert with another Person or Persons, or cause any Person acting on behalf of the Seller or any of its Affiliates: (a) request, induce, or attempt to influence any distributor, supplier, referral source, patient, third party payor, or customer of the Business to curtail, cancel, or refrain from maintaining or increasing the amount or type of business such distributor, supplier, referral source, patient, or third party payor, or customer is currently transacting, or may be transacting during the Restricted Period, with the Business or modify its pricing or other terms of sale with the Business, (b) solicit for employment or retention or hire, employ, or retain any Person who is an employee of the Business during the Restricted Period, (c) influence or attempt to influence any Person who is an employee or independent contractor of the Business during the Restricted Period to terminate his or her employment or relationship, as the case may be, with the Company or the Business, or (d) submit, solicit, encourage, or discuss any proposal, plan, or offer to acquire an interest in any of the Business’s, the Buyer’s, or the Company’s planned or contemplated potential acquisition or investment candidates.

7.3              Non-Disclosure of Confidential Information.  After the Closing, the Seller (on his behalf and on behalf of each of his Affiliates’ behalf) shall not, directly or indirectly, disclose or use at any time (and shall cause their respective Affiliates and representatives not to use or disclose) any Confidential Information (whether or not such information is or was developed by the Seller), except to the extent that such disclosure or use is directly related to and required by the performance of the Seller’s duties to the Company or the Buyer or as required by Law or as otherwise provided hereunder. The Seller further agrees to take commercially reasonable steps, to the extent within its control, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. In the event the Seller is required by Law to disclose any Confidential Information, the Seller shall promptly notify the Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Buyer’s reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable Law. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business, the Company, or its patients, suppliers, vendors, payors, referral sources, employees, independent contractors with respect to the Business or the Company, or other relations pertaining to the Business or the Company. Confidential Information includes the following as they relate to the Company or the Business and, in each case, to the extent the Company or the Business obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, any of the Company’s patients, suppliers, vendors, payors, referral sources, employees, independent contractors, or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Confidential Information does not include such information which: (a) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of the Seller; (b) is thereafter disclosed or furnished to the Seller by a third party who is not known by the Seller to have acquired the information under an obligation of confidentiality; (c) is independently developed by the Seller without the use of, reliance on, or reference to, Confidential Information after the Closing Date; or (d) is disclosed by the Seller (subject to compliance with the applicable provisions hereunder) under compulsion of any applicable Law, Order, or Authority.

7.4              Non-Disparagement.  Following the Closing, except in order to comply with Law or to enforce the Seller’s rights hereunder, (i) the Seller (on his behalf and on behalf of his Affiliates’ behalf) shall, directly or indirectly, either individually or acting in concert with another Person or Persons, make any negative, derogatory, or disparaging statements or communications regarding the Buyer, the Business, the Company, or their respective Affiliates, subsidiaries, or representatives.

7.5              Release.  The Seller, for himself, and his its heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Buyer, the Company, and each of their respective predecessors, successors, direct or indirect subsidiaries and Affiliates, and past and present equity holders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or Proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 7.5, “Released Claims” does not include, and the provisions of this Section 7.5 shall not release or otherwise diminish the obligations of any Party set forth in or arising under any provisions of this Agreement or the other Transaction Documents.

7.6            Severability.  Notwithstanding anything to the contrary in this Agreement, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Article VII  are found by a final order of a court of competent jurisdiction or arbitrator to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties each agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable Law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of a breach or violation by the Seller of any of the provisions of this Article VII, the Restricted Period, as the case may be, will be tolled for so long as the Seller was in violation of such provision. The Seller agrees that the restrictions contained in this Agreement are reasonable in all respects and necessary to protect the Buyer’s interest in, and the value of, the Business.

7.7           Specific Performance; Injunctive Relief.  The Seller acknowledges and agrees that in the event of a breach by the Seller of any of the provisions of this Article VII, the Buyer would suffer irreparable harm, no adequate remedy at Law would exist for the Buyer, and damages would be difficult to determine. Consequently, in addition to other rights and remedies existing in the Buyer’s favor, the Buyer may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Article VII, in each case, without the requirement of posting a bond (or similar security) or proving actual damages.

Article VIII
CONDITIONS TO THE OBLIGATIONS OF THE BUYER

Each and every obligation of the Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Buyer:

8.1           Representations and Warranties; Performance. The representations and warranties of the Seller contained in Article III and of the Company contained in Article IV shall be true and correct on and as of the Closing Date as if made on and as of such date. The Seller and the Company shall have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The Seller and the Company shall have delivered to the Buyer certificates, dated the Closing Date, in a form reasonably acceptable to the Buyer, certifying to the foregoing.

8.2             Consents and Approvals. The Seller and the Company, or the Buyer, as applicable, shall have obtained, and the Buyer shall have received, (a) all Third-Party Consents, all Governmental Consents, and all other consents, approvals, Orders, qualifications, Permits, and other authorizations required by all applicable Laws and Orders binding upon the Seller and/or the Company, with respect to the consummation of the transactions contemplated herein, and (b) all consents required by all Contracts, in each case, set forth on Schedule 8.2, in each case acceptable to the Buyer.

8.3             No Material or Adverse Impact. There shall have been no material or adverse impact to the Company or the Business since the date of this Agreement. The Buyer shall have received a certificate, dated as of the Closing Date, of the Seller, in a form reasonably acceptable to the Buyer, certifying to the foregoing.

8.4              No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Law or Order promulgated or enacted by any Authority shall be in effect which could reasonably be expected to (a) make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement, or result in damages in connection with the transactions contemplated by this Agreement, (b) result in (i) the prohibition of ownership or the operation by the Buyer of all or a portion of the assets of the Business or (ii) the compelling of the Buyer to dispose of or to hold separately any portion of the Business or assets of the Company or its Affiliates or subsidiaries as a result of the transactions contemplated by this Agreement, or (b) result in any diminution in the benefits expected to be derived by the Buyer as a result of the transactions contemplated by this Agreement.

8.5              Secretary’s Certificate. The Buyer shall have received a certificate, signed by the secretary of the Company, dated as of the Closing Date, certifying to the organizational documents of the Company, the resolutions adopted by the board of directors or board of managers (or similar governing body) of the Company in connection with this Agreement, the incumbency of the signatories of the Company, in a form reasonably acceptable to the Buyer, certifying to the foregoing.

8.6              Certificates of Good Standing. The Buyer shall have received certificates issued by the appropriate Authorities evidencing the corporate or company and Tax good standing of the Company as of a date not more than fifteen (15) days prior to the Closing Date.

8.7              Escrow Agreements. The Seller and the Escrow Agent shall have executed and delivered to the Buyer, the Escrow Agreements.

8.8              Assignment of Purchased Securities. The Buyer shall have received unit transfer powers, in a form reasonably acceptable to the Buyer, duly executed by the Seller with respect to the Purchased Securities related to each of SMA and SMM.

8.9              Employment Agreements. The Employment Agreements shall have been executed by the Seller and Mohammed Jaffer, respectively, and delivered to the Buyer, and shall be in full force and effect as of the Closing and the terms thereof shall not have been modified, amended, waived, or rescinded, and none of the employees thereto shall have resigned or indicated an intention to resign or been terminated prior to the Closing and shall be performing their respective usual and customary duties for the Company immediately before the Closing.

8.10          UCC-3. The secured creditors of the Company shall have agreed in writing with the Company as to the amounts owed in order for such creditors to have been paid in full and to release all Encumbrances in favor of such creditors on the Closing Date. The Company and its counsel shall cause such creditors to provide at Closing such Uniform Commercial Code termination statements, releases of mortgages, and other releases of Encumbrances as shall be required by the Buyer and its lenders to release all Encumbrances on the assets of the Business in favor of such creditors on the Closing Date. The Seller shall have delivered appropriate termination statements under the Uniform Commercial Code and other instruments and releases as may be requested by the Buyer to extinguish all Encumbrances of the Business and all security interests related thereto to the extent directed by the Buyer or their lenders.

8.11          Termination or Transfer of Certain Contracts. The Contracts set forth on Schedule 8.11(a) of the Schedules shall have been validly terminated (without cost or penalty to the Buyer) on or before the Closing and neither the Company nor the Buyer shall have any further liability thereunder as of the Closing Date. The Contracts set forth on Schedule 8.11(b) shall have been validly transferred to any Person that is not the Company or the Buyer (without cost or penalty to the Buyer) on or before the Closing Date and neither the Company nor the Buyer shall have any further liability thereunder as of the Closing Date. The Buyer shall have received written evidence (reasonably acceptable to the Buyer) of the termination and/or transfer of the foregoing.

8.12          Funds Flow. The Seller shall have executed and delivered a Funds Flow, in a form reasonably acceptable to the Buyer.

8.13          FIRPTA Affidavits. The Seller shall have delivered to the Buyer, a certificate of non-foreign status pursuant to Treas. Reg. § 1.1445-2(b)(2) for the Seller in a form reasonably acceptable to the Buyer.

8.14          Section 338(h)(10) Election. At the election of the Buyer, the Company and the Seller shall join with the Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax Law) with respect to the purchase and sale of the Purchased Securities hereunder (collectively, a “Section 338(h)(10) Election”). The Seller shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law. To facilitate the Section 338(h)(10) Election, the Seller and the Company shall have delivered to the Buyer executed elections under Code Section 338(h)(10) for the Company on IRS Form 8023, in accordance with its instructions and the Treasury Regulations issued pursuant to Code Section 338(h)(10) on or before the Closing Date. Such Section 338(h)(10) Election shall also be executed by the spouse of the Seller if such Seller is married.

8.15          Lease Amendments. The Seller shall have delivered fully executed amendments to the Company’s leases such that the leases for the Company’s Coconut Creek, North University, and Lauderhill locations expire on January 1, 2027 and the leases for the Company’s Deerfield, Sunrise, and Medina locations expire on January 1, 2028.

8.16          Closing of Deerfield Transaction. The transactions contemplated by that certain Business Combination Agreement, dated December 18, 2020, by and among Deerfield, CareMax Medical Group, LLC, IMC Medical Group Holdings, LLC, and certain other entities thereto, shall have closed.

8.17          Provider Matters. Each physician of the Company shall have executed a new employment agreement in a form acceptable to the Buyer.

8.18          Other Documents. The Seller and the Company shall have furnished the Buyer with such other and further documents and certificates as the Buyer shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

Article IX
CONDITIONS TO THE OBLIGATIONS OF THE SELLER

Each and every obligation of the Seller under this Agreement to consummate the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Seller:

9.1            Representations and Warranties; Performance. The representations and warranties of the Buyer contained in Article V shall be true and correct on and as of the Closing Date as if made on and as of such date. The Buyer shall have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, in a form reasonably acceptable to the Seller, certifying to the foregoing.

9.2            Consents and Approvals. The Buyer shall have obtained any and all material consents, approvals, Orders, Permits, or other authorizations required by all applicable Laws or Orders involving the Buyer, with respect to the execution, delivery, and performance of the Agreement, and the consummation of the transactions contemplated hereby.

9.3           No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Law or Order promulgated or enacted by any Authority shall be in effect which would prevent the consummation of the transactions contemplated hereby.

9.4           Secretary’s Certificate. The Seller shall have received a certificate, signed by the secretary of the Buyer, dated as of the Closing Date, certifying to the organizational documents of the Buyer, the resolutions adopted by the board of managers (or similar governing body) of the Buyer in connection with this Agreement, and the incumbency of the signatories of the Buyer, in a form reasonably acceptable to the Seller, certifying to the foregoing.

9.5           Escrow Agreement. The Buyer shall have executed and delivered to the Seller, the Indemnity Escrow Agreement and the Purchase Escrow Agreement.

9.6            Funds Flow. The Buyer shall have executed and delivered to the Seller the Funds Flow, in a form reasonably acceptable to the Buyer.

9.7            Payments. Pursuant to this Agreement, the Buyer shall have delivered (a) the Cash Consideration to the Seller in accordance with the Funds Flow, (b) the payment of any Indebtedness in accordance with the Payoff Letters if not paid prior to the Closing in accordance with the Funds Flow, (c) the payment of the Transaction Expense in accordance with the Funds Flow, and (d) the payment of the Indemnity Escrow Amount to the Escrow Agent in accordance with the Funds Flow.

9.8            Employment Agreements. The Buyer shall have executed and delivered the Employment Agreement to the Seller.

Article X
INDEMNIFICATION

10.1          Indemnification Obligations of the Seller. The Seller shall indemnify the Buyer and its Affiliates, and each of their respective equity holders, directors, managers, partners, officers, lenders, successors, and permitted assigns (collectively, the “Buyer Indemnitees”) from and against all Damages sustained or incurred by any Buyer Indemnitee arising from or related to:

(a)            any inaccuracy in or breach of the representations and warranties in Article III and Article IV,

(b)           any breach by the Seller of, or failure by the Seller to comply with, any of its covenants or obligations under this Agreement, or

(c)            without being limited by Section 10.1(a) or Section 10.1(b) and without regard to the fact that any item referred to in this Section 10.1(c) may be disclosed in the Disclosure Schedules or any documents included or referred to therein or otherwise known to the Buyer or its Affiliates as of the Closing, any liability arising from or related to:

(i)              any Indemnified Taxes,

(ii)             any pre-Closing Indebtedness, any pre-closing Transaction Expenses, a breach of Section 1.6, and/or a breach of Section 1.7,

(iii)           any investigatory, remedial, or corrective action or expenses (including any liability for fines, penalties, response, and corrective action costs, personal injury, property damage, natural resource damage, attorney’s fees and costs and relocation expenses) in respect of the Leased Real Estate on account of asbestos, mold contamination, or other hazardous conditions under applicable environmental Laws that initially manifested before the Closing,

(iv)           the Company’s or the Seller’s non-compliance with the Relief Fund Payment Terms and Conditions, which results in the disallowance of forgiveness of the PPP Loan or the incurrence of Damages by any Buyer Indemnitee in connection with the PPP Loan,

(v)            the Company’s or the Seller’s non-compliance with the Relief Fund Payment Terms and Conditions prior to the Closing, which results in the disallowance of forgiveness of the CARES Funds or the incurrence of Damages by any Buyer Indemnitee in connection with the CARES Funds,

(vi)           Any activities of the Company or the Seller, or the operation of the Business, prior to the Closing Date (including any violation of any health care Laws), and

(vii)          The Company’s misclassification of Dr. Mora as an independent contractor, for wage and hour, Tax, or other purposes.

10.2          Survival of Representations and Warranties. The representations and warranties in Article III and Article IV, the covenants, and the Buyer Indemnitees’ corresponding rights to indemnification pursuant to Section 10.1(a), will survive the Closing (and none will merge into any instrument of conveyance) as follows:

(a)             The representations and warranties made in Article III, Section 4.1 (Organization; Power and Authority), Section 4.2 (Enforceability), Section 4.6 (Assets), Section 4.8 (Permits), Section 4.12 (Employee Benefits), Section 4.15 (Taxes), Section 4.17 (Compliance with Laws), Section 4.19 (Brokers), Section 4.21 (Stimulus Funds), and Section 4.22 (Health Care Compliance) (collectively, the “Fundamental Representations”) will survive until the date that is sixty (60) calendar days after the applicable statute of limitations expires;

(b)              All representations and warranties made in Article III and Article IV, other than the Fundamental Representations, will survive until the end of the eighteenth (18th) full calendar month after the Closing Date; and

(c)              All covenants contained in this Agreement shall survive the Closing until the earlier of the expiration of the applicable statute of limitations or such covenant being fully performed or waived (in writing by the Person with the authority to provide such waiver);

provided, however. that no claim may be made for indemnification hereunder for breach of any representations, warranties, or covenants after the expiration of the survival period applicable to such representation, warranty, and covenant set forth above; provided, further, that if any of the Buyer Indemnitees delivers written notice to the other party of an indemnification claim for a breach of the representations, warranties, and covenants in accordance with this Article X within the applicable time periods set forth above, such claim shall survive until resolved or judicially determined.

10.3          Third-Party Claims.

(a)               If a third-party initiates a claim, demand, dispute, lawsuit, or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article X, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article X (except to the extent such failure materially prejudices the defense of such proceeding).

(b)               Upon receipt of the notice described in Section 10.3(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief or are asserted by any government authority or involve criminal actions or matters, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently, and (vi) such Third-Party Claim is not related to a material payor, material supplier, material customer, or patient of the Company. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 10.3(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the Third-Party Claim, unless there is an actual or potential conflict of interest presented by one counsel representing both the Indemnified Party and the Indemnifying Party.

(c)               In the event that any of the conditions under Section 10.3(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article X.

(d)               Except in circumstances described in Section 10.3(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed.

10.4          Direct Claims. With regard to a claim, demand, dispute, lawsuit, or arbitration that is not a Third-Party Claim (a “Direct Claim”) the Indemnifying Party, following receipt of a notice of a Direct Claim, shall have twenty (20) days from such receipt in order to carry out any investigations in relation to such Direct Claim. In order to facilitate such investigations, the Indemnified Party shall make available to the Indemnifying Party the information upon which the Indemnified Party is basing its notice of a Direct Claim, together with all other information which the Indemnifying Party may reasonably request that the Indemnified Party possesses or is able to obtain by using its commercially reasonable efforts. Should the Parties, within the aforesaid twenty (20) day period (subject to any possible extensions agreed between them), agree, in whole or in part, upon the Indemnifying Party’s liability for the Direct Claim, the Indemnifying Party shall pay to the Indemnified Party the entire agreed upon amount pursuant to the Direct Claim. In addition, all reasonable costs and expenses incurred by both the Indemnified Party and Indemnifying Party associated with Direct Claims shall be paid by the non-prevailing Party, unless otherwise agreed to by the Parties.

10.5          Adjustment to the Purchase Price. All indemnification payments made pursuant to this Article X will be adjustments to the Purchase Price.

10.6          Security for the Indemnification Obligation.

(a)               Subject to this Article X, the Seller hereby agrees that, subject to the following provisions of this Section 10.6, any claims for indemnification by any of the Buyer Indemnitees against the Seller hereunder may be satisfied by any of the Buyer Indemnitees by recourse against the Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement. If the Indemnity Escrow Amount is insufficient to set off any claim for indemnifiable Damages made hereunder (or have been delivered to the holders prior to the making or resolution of such claim), such Buyer Indemnitees shall be entitled, but not obligated, to recover any amounts due from the Seller under this Agreement by setting off such amounts that are in excess of the Indemnity Escrow Amount or take any action or exercise any remedy available to it against the Seller by appropriate claims or actions, as the case may be and as determined by the such Buyer Indemnitees (in its sole discretion), to collect such indemnifiable Damages. To the extent the Indemnity Escrow Amount is sufficient in value to cover the claimed amount of all of the Buyer Indemnitees’ indemnification claims, then the Buyer Indemnitees agree to first seek indemnification against the Indemnity Escrow Amount prior to seeking redress against any of the Seller’s other assets. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit the Buyer Indemnitees in any manner in the enforcement of any other remedies that may be available to them. All payments for indemnifiable Damages made pursuant to this Article X shall be treated as adjustments to the Purchase Price and the Parties shall make such adjustments to the allocation of the Purchase Price in accordance with Section 1.8.

(b)               Each Indemnifying Party shall pay the indemnification amount claimed by the Indemnified Party in immediately available funds promptly within ten (10) days after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder unless the Indemnifying Party in good faith disputes such claim. If the Indemnifying Party disputes such claim in good faith, then promptly after the resolution of such dispute, the amount finally determined to be due shall be paid by the Indemnifying Party to the Indemnified Party in immediately available funds within ten (10) days of such dispute resolution. In the event the Indemnifying Party fails to pay (whether in cash or by way of disbursement from the Indemnity Escrow Account in the case of the Seller as the Indemnifying Party) the Indemnified Party the amount of such indemnification claim within such ten (10) day period the Indemnifying Party shall pay the Indemnified Party interest on the amount of such indemnification claim at a rate of ten percent (10%) per annum, compounded monthly from the date of the original written notice of such indemnification claim until the indemnification claim is paid in full.

(c)               If any Indemnifying Party fails to comply with its obligations to pay (whether in cash or by way of disbursement from the Indemnity Escrow Account in the case of the Seller as the Indemnifying Party) the Indemnified Party in an aggregate amount sufficient to reimburse the Indemnified Party for all Damages resulting from an indemnified claim, the Indemnified Party may pursue any and all rights and remedies against the Indemnifying Party available in law or in equity.

Article XI
TERMINATION AND ABANDONMENT

11.1       Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

(a)               by mutual consent of the Buyer, on the one hand, and the Seller, on the other hand;

(b)               by the Buyer or the Seller if the transactions contemplated by this Agreement have not been consummated on or before the Termination Date; provided, that if any Party has breached or defaulted with respect to its obligations under this Agreement on or before such date, such Party may not terminate this Agreement pursuant to this Section 11.1(b), and each other Party to this Agreement may at its option enforce its rights against such breaching or defaulting Party and seek any remedies against such Party, in either case as provided hereunder and by applicable Law;

(c)               by the Buyer if at any time prior to the Closing Date (provided, that the Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained herein), (i) any of the conditions specified in Article VIII have not been satisfied or (ii) the Seller or the Company is otherwise in breach or default under this Agreement, which breach or default is not cured within ten (10) days following written notice to the Seller, or which breach or default, by its nature, cannot be cured prior to the Closing; or

(d)               by the Seller if at any time prior to the Closing Date (provided, that none of the Seller or the Company is then in material breach of any representation, warranty, covenant, or other agreement contained herein), (i) any of the conditions specified in Article IX have not been satisfied or (ii) the Buyer is otherwise in breach or default under this Agreement, which breach or default is not cured within ten (10) days following written notice to the Buyer, or which breach or default, by its nature, cannot be cured prior to the Closing.

11.2       Effect of Termination.

(a)               If any Party validly terminates this Agreement pursuant to Section 11.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except that this Section 11.2, Article XII, all related defined terms set forth herein, and the Confidentiality Agreement shall survive the termination of this Agreement as applicable and in accordance with their terms.

Article XII
MISCELLANEOUS

12.1          Publicity. Except as otherwise required by Law, permitted by this Agreement, or required to be included in notices to and other filings with government authorities that are required to effect the Contemplated Transactions, none of the Seller nor any of its Affiliates, representatives, agents and advisors (including financial advisors, attorneys, and accountants) may disclose to any Third-Party any terms of this Agreement or the other Transaction Documents without the Buyer’s prior written consent.

12.2          Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email including.pdf (and promptly confirmed by delivery or post in accordance with this Section 12.2) or sent, postage prepaid, by registered, certified, or nationally recognized overnight courier service and shall be deemed given when so delivered by hand, or confirmed if by email including .pdf, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

(a)           if to the Buyer, to:

Interamerican Medical Center Group, LLC

c/o Comvest Investment Partners Holdings, LLC

525 Okeechobee Boulevard, Suite 1050

West Palm Beach, FL 33401

Attention:         Roger Marrero and Marshall Griffin

Email: r.marrero@comvest.com and m.griffin@comvest.com

with a copy to (which shall not constitute notice to the Buyer or the Company (after the Closing)):

Interamerican Medical Center Group, LLC

15105 NW 77th Ave. 1st Floor

Miami Lakes, FL 33014

Attention:        Kevin Wirges and Gordon Carroll

Email:kwirges@imchealth.com and gcarroll@imchealth.com

with a copy to (which shall not constitute notice to the Buyer or the Company (after the Closing)):

McDermott Will & Emery LLP

333 Avenue of the Americas, Suite 4500

Miami, Florida 33131

Attention:        Fred Levenson and Matt Friendly

Email: flevenson@mwe.com and mfriendly@mwe.com

(b)           if to the Seller, to:

Mohsin Jaffer, MD

3210 Stallion Lane

Weston, FL 33331

Email:

with a copy, which shall not constitute notice, sent contemporaneously to:

Karen J Spigler

6231 SW 188th Ave

SW Ranches, FL 33332

Email:

with a copy, which shall not constitute notice, sent contemporaneously to:

Nat Lorow, CPA

14160 Palmetto Frontage Rd #190

Miami Lakes, FL 33016

Email:

12.3          Fees and Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear all fees and expenses incurred by such Party in connection with the negotiation and performance of the Transaction Documents and consummation of the Contemplated Transactions.

12.4          Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior understandings, agreement, or representations regarding the subject matter of this Agreement.

12.5          Amendments. The Parties may amend or modify this Agreement only pursuant to a written agreement executed by the Parties.

12.6          Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

12.7          Assignment. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties and their respective heirs, successors, and permitted assigns. This Agreement and the rights, interests, and obligations hereunder may not be assigned or otherwise transferred (including by transfer by operations of Law other than the Laws of inheritance) by any Party hereto, without the prior written consent of both (a) the Buyer and (b) the Seller; provided, however, no such consent shall be required for (i) the Buyer to assign their rights (but not their obligations) hereunder, in whole or in part, to any of their lenders for collateral security purposes (including any grant of Encumbrances in respect of such Person’s rights and interests hereunder to its lenders (and/or any agent for its lenders)) or (ii) the Buyer to assign its rights and obligations to any Person that acquires, directly or indirectly, the Buyer or a majority of its consolidated assets; provided, further, in each case, that no such assignment or transfer shall relieve the assigning Party of its obligations or agreements hereunder or require the other Parties to resort to any such assignee or transferee prior to seeking any remedies against the assigning or transferring Party permitted under or pursuant to this Agreement. Any attempted assignment or transfer in violation of this Section 12.7 shall be void.

12.8          Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation, or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

12.9          Injunctive Relief. The Parties agree that in the event of a breach of any provision of this Agreement or a failure by a Party to perform in accordance with the specific terms herein, the aggrieved Party or Parties may be damaged irreparably and without an adequate remedy at Law. The Parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved Party or Parties may elect to institute and prosecute proceedings in the Designated Courts pursuant to, and in accordance with, Section 12.13 to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of posting a bond, as well as to obtain damages for breach of this Agreement. Subject to this Section 12.9, by seeking or obtaining any such relief, the aggrieved Party shall not be precluded from seeking or obtaining any other relief to which it may be entitled; provided, however, that the Parties acknowledge and agree that the Company and the Seller shall be entitled to injunctive relief or to enforce specifically the obligations of the Buyer to consummate the transactions contemplated by this Agreement so long as (a) all of the conditions set forth in Article VIII are satisfied (other than those conditions that are to be satisfied at the Closing for which the Company and the Seller shall have delivered a certificate to the Buyer certifying that the Company and the Seller are prepared and willing to satisfy such conditions as of the date of such certificate and proceed with the Closing of the transactions contemplated hereby), and (b) the Company and the Seller deliver written notice to the Buyer that the Company and the Seller stand ready, willing, and able to proceed to, and effectuate, the Closing.

12.10      Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11      References. The headings of Articles and Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Article(s)”, “Section(s)” and “Exhibit(s)” refer to the corresponding article(s), section(s) and exhibit(s) of or to this Agreement. Unless otherwise provided, references to “Schedule(s)” refer to the corresponding Schedule(s) of the Disclosure Schedules to this Agreement. Each Exhibit and the Disclosure Schedules is hereby incorporated into this Agreement by reference. Reference to a statute refers to the statute, any amendments or successor legislation, and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document means the contract, instrument, or other document as amended, supplemented, and modified.

12.12      Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and Tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” or “but not limited to”. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

12.13      Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as parties hereto. Without limiting the rights of the Company and the Seller against Buyer pursuant to this Agreement, (a) no Buyer Indemnitees (other than any of the Buyer and specifically excluding any of its Affiliates, representatives, successors, and assigns) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether at law or equity, in tort, contract, by any attempted piercing of the corporate veil, by virtue of any applicable Law, by or through a claim by or on behalf of the Company or the Seller against a Buyer Indemnitee (other than the Buyer and specifically excluding any of its Affiliates, representatives, successors, and assigns) based on, in respect of, or by reason of, this Agreement or any transactions contemplated hereby, or in respect of any oral representations made or alleged to be made in connection herewith and (b) in no event shall the Company, the Seller or any of their respective Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Buyer Indemnitee (other than the Buyer and specifically excluding any of its Affiliates, representatives, successors, and assigns).

12.14      Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement. The Parties may deliver executed signature pages to this Agreement by facsimile or email transmission. No Party may raise as a defense to the formation or enforceability of this Agreement, and each Party forever waives any such defense, either (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature was signed and subsequently transmitted by facsimile or email transmission.

12.15      Governing Law; Venue. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. ANY JUDICIAL PROCEEDING BROUGHT REGARDING ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR ANY MATTER RELATED HERETO MAY BE BROUGHT EXCLUSIVELY IN THE COURT OF CHANCERY LOCATED IN THE STATE OF DELAWARE OR, SOLELY IF SUCH COURT OF CHANCERY DECLINES JURISDICTION, IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, OR SOLELY IF SUCH FEDERAL COURT DECLINES JURISDICTION, IN ANY STATE COURT LOCATED IN THE STATE OF DELAWARE (IN EACH CASE THE “DESIGNATED COURTS”), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BUYER, THE SELLER, AND THE COMPANY ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH DESIGNATED COURTS. EACH OF THE BUYER, THE SELLER, AND THE COMPANY HEREBY AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL ADDRESSED TO SUCH OTHER PARTY SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT IN ANY SUCH DESIGNATED COURTS. EACH OF THE BUYER, THE SELLER, AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH DESIGNATED COURTS AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH DESIGNATED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE BUYER, THE SELLER, AND THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH DESIGNATED COURTS SHALL BE CONCLUSIVE AND BINDING UPON THE BUYER, THE SELLER, AND THE COMPANY, AS THE CASE MAY BE, AND MAY BE ENFORCED IN ANY OTHER COURTS TO WHOSE JURISDICTION SUCH PARTY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

12.16      Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE CONTEMPLATED TRANSACTIONS.

[Signature Page follows]

IN WITNESS WHEREOF, the Parties have made and entered into this Securities Purchase Agreement the date first hereinabove set forth.

BUYER:

INTERAMERICAN MEDICAL CENTER GROUP, LLC

By:	/s/ William Lamoreaux
Name:	William Lamoreaux
Title:	Chief Executive Officer

SELLER:

/s/ Mohsin Jaffer
Mohsin Jaffer, M.D.

COMPANY:

SENIOR MEDICAL ASSOCIATES, LLC

By:	/s/ Mohsin Jaffer
Name:	Mohsin Jaffer
Title:	President

STALLION MEDICAL MANAGEMENT LLC

By:	/s/ Mohsin Jaffer
Name:	Mohsin Jaffer
Title:	President

EXHIBIT A

DEFINITIONS

“Accounting Principles” means the Company’s historical accounting practices and methodologies as applied in the preparation of the Financial Statements.

“Acquisition Proposal” has the meaning set forth in Section 6.3.

“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, (ii) any of such Person’s spouse, siblings (by Law or marriage), ancestors, and descendants and (iii) any trust for the primary benefit of such Person or any of the foregoing. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Authority” means any governmental, regulatory or administrative body, agency, tribunal, commission, board, department, bureau, instrumentality, arbitrator, or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, provincial, state, municipal, county, or local.

“Breach” is defined in Section 4.22(h).

“Business” is defined in the recitals.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in Miami, Florida.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnitees” is defined in Section 10.1.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“CARES Funds” is defined in Section 4.21(a).

“Cash Consideration” is defined in Section 1.2.

“Cash Equivalents” means the aggregate amount of the cash and cash equivalents of the Company on the Closing Date, which shall be reduced by any and all uncleared checks, wire transfer, and drafts written by the Company but not yet cleared and excluding any Restricted Cash.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Closing Indebtedness Holder” means the holder of any Indebtedness Payoff Amount.

“Code” means the Internal Revenue Code of 1986, 26 U.S.C. § 1, et seq.

“Company” is defined in the preamble to this Agreement.

“Company Documents” is defined in Section  4.1.

“Confidential Information” is defined in Section 7.3.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of August 10, 2020, by and between the Company and Buyer.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any legally binding agreement, contract, lease, license, commitment, obligation, promise, or undertaking (whether written or oral and whether express or implied).

“COVID-19” means the coronavirus disease or any evolution thereof.

“Damages” means any and all damages, losses, deficiencies, liabilities, obligations, judgments, demands, assessments, commitments, claims, debts, causes of actions, charges, costs, Taxes, Encumbrances, awards, penalties, fines monetary sanctions, assessments, expenses, or other losses, whether or not arising out of a Direct Claim or a Third-Party Claim, including any and all interest, penalties, lost profits, diminution of value (based on a multiple of earnings or otherwise), court costs, reasonable attorneys’ and accountants’ fees, costs and expenses (and such fees, costs and expenses incurred in connection with the defense of any matter, or the investigation of any matter relating to a Third-Party Claim or any Direct Claim for which an indemnity obligation is paid, or with respect to asserting or enforcing its rights under this Agreement), fees, costs and expenses incurred to comply with injunctions and other court and agency orders, and other fees, costs and expenses arising from, or in connection with, any claim by a party seeking indemnification, excluding punitive damages, other than punitive damages awarded or paid to an Authority or any third party.

“Deerfield” means Deerfield Healthcare Technology Acquisitions Corp., a publicly traded Delaware corporation.

“Designated Courts” is defined in Section 12.15.

“Direct Claims” is defined in Section 10.4.

“Employee Benefit Plan” means any plan, policy, program, or Contract providing compensation or benefits, including employee benefit plans within the meaning of ERISA § 3(3) (whether or not subject to ERISA), pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit, whether funded, insured, or self-funded, written or oral, (i) sponsored or maintained by the Company and covering the Company’s active or former directors, limited liability company managers, officers, and personnel (whether employees or independent contractors) and their immediate family members, dependents, and beneficiaries, (ii) to which the Company is a party or is bound or (iii) with respect to which the Company has made any payments, contributions or commitments or may otherwise have any liability (whether or not such Employee Benefit Plan is still maintained).

“Employment Agreement” means each of the certain Employment Agreements, dated as of the Closing Date, by and between the Buyer, on one hand, and Mohsin Jaffer, M.D., Mohamed Jaffer as the case may be on the other hand.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or other restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Equipment” means all furniture, fixtures, vehicles, machinery, equipment, and other tangible personal property (other than inventory and supplies) owned or leased by the Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which is treated as a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Truist, a national banking association and its successors and assigns, as provided in the Escrow Agreement.

“Escrow Agreements” means the Indemnity Escrow Agreement and the Purchase Escrow Agreement.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE, and similar or successor programs with or for the benefit of any government authority.

“Financial Statements” is defined in Section 4.5(a).

“Fundamental Representations” is defined in Section 10.2(a).

“Funds Flow” means that certain Funds Flow Agreement, dated as of the date hereof, by and among the Parties.

“Governmental Consents” has the meaning set forth in Section 4.20(b).

“Health Care Laws” means all Laws and Orders relating to health care providers and facilities, participation in Federal Health Care Programs, the practice of medicine, institutional and professional licensure, pharmacology and the securing, administering and dispensing of drugs, devices, medicines and controlled substances, medical documentation and physician orders, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events, advertising or marketing of health care services, and the enforceability of restrictive covenants on health care providers, including Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a 7b), federal and state referral laws (including 42 U.S.C. § 1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Emergency Medical Treatment and Active Labor Act (42 U.S.C. § 1395dd), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Confidentiality of Alcohol and Drug Abuse Patient Records Act (42 U.S.C. § 290ee-3, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Deficit Reduction Act of 2005 (P.L. 109-171, 120 Stat. 4), the Controlled Substances Act (21 U.S.C. § 801, et seq.) and HIPAA and the rules and regulations promulgated under the foregoing statutes.

“Indebtedness” means the combined principal amount of, and accrued interest and prepayment penalties or breakage fees with respect to, all of the Company’s (a) indebtedness for borrowed money, including all outstanding amounts under notes, bonds, debentures, mortgages, and similar instruments, (b) capitalized leases, (c) obligations under conditional sale or other title retention agreements, (d) deferred purchase price for property or services (including all “earn out” and similar obligations but excluding accounts payable incurred in the ordinary course of business), (e) deficits and deficiencies under any risk-sharing arrangements with Third-Party Payors or their fiscal intermediaries, (f) obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty, (g) deferred compensation and other similar liabilities or arrangements with personnel (whether employees or independent contractors) that are outside the ordinary course of business, (h) liabilities for any paid time off accrued or required to be accrued for the Company’s personnel, (i) patient accounts receivable credits and historical credits previously taken into income, (j) accounts payable that have not been paid within sixty (60) days of their due date and are not being contested, (k) retroactive insurance premium obligations, (l) obligations, contingent or otherwise, in respect of any accrued interest, success fees, prepayment penalties, interest rate swap breakage costs, make-whole premiums or penalties and all costs and expenses associated with the repayment of any of the foregoing, (m) guaranties of any obligations described in clauses (a) through (l) above of any other Person and any costs and expenses associated with the release of such guarantees, and (n) the aggregate Taxes imposed on the Company attributable to any taxable period (or portion thereof) ending on the Closing Date, determined as if the current taxable period of the Company were treated as ending on the Closing Date, and including for this purpose any Taxes the payment of which was deferred under Section 2302 of the CARES Act.

“Indebtedness Payoff Amount” means the aggregate outstanding balance of any Indebtedness owed by the Company as of the Closing Date.

“Indemnified Party” is defined in Section 10.3(a).

“Indemnified Taxes” means (i) Taxes imposed on or incurred with respect to the Company or the Business attributable to any Tax period ending on or before the Closing Date and, for Straddle Periods, that portion of any Straddle Period ending on the Closing Date, (ii) Taxes imposed on or incurred by the Seller, (iii) Taxes of any Person imposed on the Buyer or any of its Affiliates as a transferee of or successor to the Company or the Business, by Contract or pursuant to any Law or Order that relate to an event or transaction occurring before the Closing Date, and (iv) any and all withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the Contemplated Transactions. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the portion of any Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for the portion of any Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

“Indemnifying Party” is defined in Section 10.3(a).

“Indemnity Escrow Account” has the meaning set forth in Section 1.3(a).

“Indemnity Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Buyer, the Seller, and the Escrow Agent.

“Indemnity Escrow Amount” is defined in Section 1.3(a).

“Indemnity Escrow Funds” is defined in Section 1.3(a).

“Interim Financial Statements” is defined in Section 4.5(a).

“Interim Period” is defined in Section 6.1.

“IRS” means the United States Internal Revenue Service.

“July Closing Payment” is defined in Section 1.9(c).

“June Closing Payment” is defined in Section 1.9(b).

“Knowledge” means, with respect to the Seller, the actual knowledge of the Seller or Mohammed Jaffer of a particular activity, event, fact, circumstance, or condition, in each case after due inquiry (including of subordinates).

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, legally-binding policy, or manual, ordinance, code, principle of common law, or treaty.

“Leased Real Estate” is defined in Section 4.13(b).

“May Closing Payment” is defined in Section 1.9(a).

“Minimum Cash” means, in the aggregate, $75,000.

“MSO” is defined in Section 6.6(d).

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any government authority or arbitrator.

“Overcoding Liabilities” means any and all liabilities arising from a billing and coding error caused by diagnoses made and documented by any of the Company’s practitioners during the period prior to Closing; provided, however, that any overpayment, discount, or adjustment immaterial in amount that occurs in the ordinary course of business shall not constitute an “Overcoding Liability.”

“Parties” is defined in the preamble to this Agreement.

“Payoff Letter(s)” is defined in Section 1.4.

“Permits” means all licenses, permits, registrations, accreditations, certifications, qualifications, approvals and consents pending with or issued by government authorities.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust, or other entity, whether or not legal entities, or any governmental entity, agency, or political subdivision.

“Personal Information” means any information subject to data privacy, data security, and data disposal Laws that the Company may have or may obtain concerning patients, or other individuals receiving services of the Company and its subcontractors or agents.

“PPP Loan” is defined in Section 4.21(b).

“Privacy and Security Policies and Procedures” is defined in Section 4.22(h).

“Proceedings” is defined in Section 4.16.

“Purchase Escrow Account” is defined in Section 1.3(b).

“Purchase Escrow Agreement” is defined in Section 1.3(b).

“Purchase Escrow Amount” is defined in Section 1.3(b).

“Purchase Price” is defined in Section 1.2.

“Purchased Securities” is defined in the Recitals.

“Real Estate Leases” is defined in Section 4.13(b).

“Reference Time” is defined in Section 2.1.

“Referral Recipient” is defined in Section 4.22(g).

“Referral Source” is defined in Section 4.22(g).

“Regulatory Approvals” is defined in Section 6.6(c).

“Related Parties” is defined in Section 7.1(b).

“Released Claims” is defined in Section 7.5.

“Released Parties” is defined in Section 7.5.

“Releasors” is defined in Section 7.5.

“Restricted Area” is defined in Section 7.1(b).

“Restricted Cash” means cash or cash equivalents held in escrow or as a security or other deposit, held for or on behalf of a patient or payor, deposited with a patient or payor or if usage of, or access to, such cash or cash equivalents is restricted by Law, Contract, or otherwise.

“Restricted Period” is defined in Section 7.1(b).

“Rollover Amount” means $5,000,000.

“Rollover Equity” means the Deerfield common stock having an aggregate dollar value equal to the Rollover Amount as of the close of business on the Business Day immediately prior to Closing, which Rollover Equity may not be sold for six (6) months post-Closing.

“Section 338(h)(10) Election” is defined in Section 8.14.

“Seller” is defined in the preamble to this Agreement

“Seller Documents” is defined in Section 3.2.

“SMA” is defined in the preamble to this Agreement.

“SMM” is defined in the preamble to this Agreement.

“Software” means all computer software (including source code, object code, executable code, data, databases and related documentation), together with all translations, adaptations, modifications, derivations, combinations, and derivative works thereof.

“Stimulus Funds” is defined in Section 4.21(b).

“Straddle Period” means a taxable period starting before the Closing Date and ending after the Closing Date.

“Tax” means any federal, state, local, foreign, and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, escheat or abandoned or unclaimed property, occupation, premium, property (including personal property), windfall profits, customs, duties or other tax, fee, assessment, or charge, of any kind whatsoever, together with any interest, penalties, additions to tax, or additional amounts with respect thereto, whether disputed or not, including any liability for Taxes as a transferee or successor (by Contract or otherwise).

“Tax Return” means any return, declaration, report, statement, and other document, including all amendments thereof and all schedules and attachments thereto, relating to Taxes.

“Termination Date” is defined in Section 2.1.

“Third-Party” means any Person other than any of the Parties.

“Third-Party Claim” is defined in Section 10.3(a).

“Third-Party Consents” is defined in Section 4.20(a).

“Third-Party Payors” means all Federal Health Care Programs and all other state or local governmental insurance programs and private, non-governmental insurance and managed care programs with which the Company contracts to provide goods and services or through which the Company receives reimbursements for goods and services provided.

“Transaction Documents” means this Agreement and the other agreements, documents and instruments delivered by the Parties at the Closing pursuant to Article VIII and Article IX.

“Transaction Expenses” means, to the extent not paid by the Company prior to the Closing Date, (a) any fees, costs or expenses (including those of any representatives) incurred by Seller or the Company and prior to and on the Closing Date, in each case, in connection with the negotiation, execution, delivery, and performance of this Agreement, the other Transaction Documents, and the transactions contemplated hereby, (b) all bonuses and any other amounts, if any, payable to officers, directors, managers or employees of the Company in connection with the consummation of the transactions contemplated by this Agreement, plus the amount of any employer-side withholding, employment, payroll, or similar Taxes attributable to or incurred in connection with the making of any such payment and any amounts payable to gross-up or make whole any Person for income or excise Taxes imposed with respect to such amount, (c) all amounts payable to the holders of profits interest units, options, or other securities convertible into the securities of the Company (including the Purchased Securities), plus the amount of any employer-side withholding, employment, payroll, or similar Taxes attributable to or incurred in connection with the making of any such payment and any amounts payable to gross-up or make whole any Person for income or excise Taxes imposed with respect to such amount, (d) the costs and expenses of any medical malpractice or other tail policies, acceptable to the Buyer, and (e) any amounts that are payable or would become payable by the Company to Persons other than the Parties directly or indirectly as a result of the transactions contemplated by this Agreement, including any indemnification obligations (if any) in favor of investment bankers, brokers, or finders.

“Working Capital” means the current assets of the Company minus the current liabilities of the Company, determined as of the Reference Time, calculated in accordance with the Accounting Principles; provided, however, for the avoidance of doubt, that (a) any item included in “Cash Equivalents” shall not be included in current assets for purposes of this definition, (b) any item included in “Indebtedness” or “Transaction Expenses” shall not be included in current liabilities for purposes of this definition.